Exhibit 10.28

MEDIVATION, INC.

STOCK APPRECIATION RIGHT GRANT NOTICE

(AMENDED AND RESTATED 2004 EQUITY INCENTIVE AWARD PLAN)

Medivation, Inc. (the “Company”), pursuant to its Amended and Restated 2004 Equity Incentive Award Plan (the “Plan”), hereby grants to Participant the number of Stock Appreciation Rights set forth below (the “Award”). This Award is subject to all of the terms and conditions as set forth herein and in the Stock Appreciation Right Agreement and the Plan, each of which is attached hereto and incorporated herein in its entirety.

Participant:
Date of Grant:
Vesting Commencement Date:
Number of Stock Appreciation Rights:
Strike Price (Per share):
Total Strike Price:
Expiration Date:

Vesting Schedule:	[25% of the Award (rounded down to the next whole number of shares) shall vest one year after the Vesting Commencement Date, and 1/48th of the Award (rounded down to the next whole number of shares) shall vest on the first day of each full month thereafter, so that all of the Award shall be vested on the first day of the 48th month after the Vesting Commencement Date.]

Additional Terms/Acknowledgements: The Participant acknowledges receipt of, and understands and agrees to, this Stock Appreciation Right Grant Notice, the Stock Appreciation Right Agreement and the Plan (together, the “Award Documents”). Participant acknowledges and agrees that this Stock Appreciation Right Grant Notice and the Stock Appreciation Right Agreement may not be modified, amended or revised except in a writing signed by Participant and a duly authorized officer of the Company. Participant further acknowledges that as of the Date of Grant, the Award Documents set forth the entire understanding between Participant and the Company regarding the Award.

The Participant may designate receipt and acceptance of the Award and the terms of the Award Documents via electronic confirmation in accordance with instructions that accompany an electronic delivery of this Stock Appreciation Right Grant Notice by the Company to Participant.

ATTACHMENTS:	Stock Appreciation Right Agreement and Amended and Restated 2004 Equity Incentive Award Plan

1.

MEDIVATION, INC.

AMENDED AND RESTATED 2004 EQUITY INCENTIVE AWARD PLAN

STOCK APPRECIATION RIGHT AGREEMENT

Pursuant to your Stock Appreciation Right Grant Notice (“Grant Notice”) and this Stock Appreciation Right Agreement (the “Agreement”), Medivation, Inc. (the “Company”) has granted you under its Amended and Restated 2004 Equity Incentive Award Plan (the “Plan”) the number of Stock Appreciation Rights indicated in your Grant Notice at the strike price indicated in your Grant Notice (the “Award”). This Agreement shall be deemed to be agreed to by the Company and you upon your electronic acceptance of the Award. Defined terms not explicitly defined in this Stock Appreciation Agreement or the Grant Notice but defined in the Plan shall have the same definitions as in the Plan.

The details of your Award are as follows:

1. GRANT OF THE AWARD. This Award represents your right to receive on a future date either (i) a cash payment or (ii) shares of Stock, as applicable pursuant to Section 4 below. As of the date of grant, the Company will credit to a bookkeeping account maintained by the Company for your benefit (the “Account”) the number of Stock Appreciation Rights subject to the Award. This Award was granted in consideration of your services to the Company. Except as otherwise provided herein, you will not be required to make any payment to the Company (other than past and future services to the Company) with respect to your receipt of the Award, the vesting of the Stock Appreciation Rights or the delivery of the cash payment or Stock in settlement of the Award.

2. VESTING. Subject to the limitations contained herein, your Award will vest as provided in your Grant Notice (subject to acceleration pursuant to Section 11.2 of the Plan), provided that vesting will cease upon a Termination of Service.

For purposes of this Agreement “Termination of Service” means the time when the service relationship (whether as an Employee or a consultant) between the Participant and the Company or any Subsidiary is terminated for any reason, with or without Cause, including, but not by way of limitation, a termination by resignation, discharge, death or Disability; but excluding (a) a termination where there is a simultaneous reemployment or continuing employment or consultancy of the Participant by the Company or any Subsidiary or a parent corporation thereof (within the meaning of Section 422 of the Code), (b) at the discretion of the Committee, a termination which results in a temporary severance of the employee-employer relationship, and (c) at the discretion of the Committee, a termination which is followed by the simultaneous establishment of a consulting relationship by the Company or a Subsidiary with the former Employee. The Committee, in its absolute discretion, shall determine the effect of all matters and questions relating to Termination of Service for the purposes of this Agreement, including, but not by way of limitation, the question of whether, for Participants who are Employees of the Company or any of its Subsidiaries, a Termination of Service resulted from a discharge for Cause, and all questions of whether particular leaves of absence for Participants who are Employees of the Company or any of its Subsidiaries constitute Terminations of Service. Notwithstanding any other provision of the Plan or this Agreement, the Company or any Subsidiary has an absolute and unrestricted right to terminate the Participant’s employment and/or consultancy at any time for any reason whatsoever, with or without Cause, except to the extent expressly provided otherwise in a written agreement between the Company and the Participant.

For purposes of this Agreement, “Cause,” as determined by the Board good faith, Employee has:

(1)	failed to perform his or her stated duties in all material respects, which failure continues for fifteen (15) days after Employee’s receipt of written notice of the failure from the Company;

(2)	intentionally and materially breached any provision of any written agreement with the Company, and has not cured such breach within fifteen (15) days after Employee’s receipt of written notice of the breach from the Company (provided that, the Company’s written notice is not required if Employee’s breach is not reasonably capable of cure);

(3)	demonstrated Employee’s personal dishonesty in connection with his or her employment with the Company;

(4)	engaged in willful misconduct in connection with his or her employment with the Company;

(5)	engaged in a breach of fiduciary duty in connection with his or her employment with the Company; or

(6)	willfully violated any material law, rule or regulation, or final cease-and-desist order (other than minor traffic violations or similar offenses), been convicted or pled guilty (including a no contest plea) to any felony, or engaged in other serious misconduct of such a nature that Employee’s continued employment may reasonably be expected to cause the Company substantial economic or reputational injury.

3. NUMBER OF STOCK APPRECIATION RIGHTS AND STRIKE PRICE. The number of Stock Appreciation Rights granted in respect of your Award and their strike price per share referenced in your Grant Notice may be adjusted from time to time pursuant to Article 11 of the Plan.

4. CALCULATION OF APPRECIATION AND SETTLEMENT. Until such time, if any, following the Date of Grant as the stockholders of the Company approve an increase in the number of shares of Stock available for issuance under the Plan or a successor equity plan to the Plan, the Award will be settled only by cash payment. Following such approval, the Award will be settled only in Stock. The cash amount payable or the value of the Stock issued, as applicable, upon exercise of your Award shall be equal the number of vested Stock Appreciation Rights subject to your Award multiplied by the excess, if any, of (i) the Fair Market Value on the exercise date over (ii) the Strike Price on the date of grant (as indicated in your Grant Notice) (the “Appreciation Value”). If the Award is settled in Stock, the number of shares of Stock deliverable upon exercise of your Award shall be determined by dividing the Appreciation Value by the Fair Market Value per share of Stock on the Exercise Date (as defined in Section 5); provided, however, that no factional shares shall be issued and, in lieu thereof, the Participant shall receive a cash payment representing the Fair Market Value of such fractional share on the Exercise Date.

5. EXERCISE. Participant may only exercise this Award to the extent vested in accordance with Section 2. To exercise this Award, Participant must provide a written Notice of Exercise to the Company in the form provided by the Company. The Exercise Date will be the business day on which Participant’s written and signed Notice of Exercise is received by the Company at the location designated in the Notice of Exercise before or during normal business hours for that location on that day. If the Notice of Exercise is received after normal business hours for a given day, then the Exercise Date will be treated as the following business day.

6. CASH SETTLEMENT; DELIVERY OF SHARES. Upon exercise of this Award at a time when it may only be settled in cash, the Company shall pay to you (or, in the case of death, to your beneficiary pursuant to Section 8) a cash amount equal to the Appreciation Value determined in accordance with Section 4, but subject to withholding pursuant to Section 11. Upon exercise of this Award at a time when it may only be settled in Stock, the Company shall issue and deliver to you (or, in the case of death, to your beneficiary pursuant to Section 8) the certificates representing the shares of Stock determined in accordance with Section 4 (the “Certificates”). The Certificates, when issued, shall be registered in your name (or your beneficiary, in the case of death) and, subject to Section 10, will be delivered within thirty (30) days following the Exercise Date. However, in the event that the Company determines that you are subject to its policy regarding insider trading of the Company’s stock and any shares are scheduled to be delivered to you on a day (the “Original Distribution Date”) that does not occur during an open “window period” applicable to you, as determined by the Company in accordance with such policy, then the Certificates covering such shares shall not be delivered on such Original Distribution Date and shall instead be delivered as soon as practicable within the next open “window period” applicable to you pursuant to such policy. The form of delivery (e.g., a stock certificate or electronic entry evidencing such shares) shall be determined by the Company.

7. RESTRICTIVE LEGENDS. Any shares of Stock issued pursuant to this Award shall be endorsed with appropriate legends, if any, determined by the Company.

8. TERM. To the extent vested in accordance with Section 2, exercised pursuant to Section 5, and settled via cash payment or Stock issuance pursuant to Section 4, such portion of your Award shall expire concurrently therewith, and to the extent not vested at the time of your Termination of Service, such portion of your Award shall expire immediately; provided, however, in all events, if not previously expired, your Award shall expire on the Expiration Date indicated in your Grant Notice.

9. TRANSFERABILITY. Your Award is not transferable except by will or by the laws of descent and distribution. Notwithstanding the foregoing, by delivering written notice to the Company, in a form satisfactory to the Company, you may designate a third party who, in the event of your death, shall thereafter be entitled to receive any distribution of shares of Stock pursuant to Section 6 of this Agreement.

10. AWARD NOT A SERVICE CONTRACT. Your Award is not an employment or service contract, and nothing in your Award shall be deemed to create in any way whatsoever any obligation on your part to continue in the employ of the Company or any Subsidiary, or of the Company or any Subsidiary to continue your employment. In addition, nothing in your Award shall obligate the Company or any Subsidiary, their respective stockholders, Boards of Directors, Officers or Employees to continue any relationship that you might have as a Director or consultant for the Company or any Subsidiary.

11. WITHHOLDING OBLIGATIONS.

(a) At the time your Award is exercised, in whole or in part, or at any time thereafter as requested by the Company, you hereby authorize withholding from payroll, any cash amounts payable to you pursuant to this Award or that number of whole shares of Stock otherwise deliverable to you pursuant to this Award having a Fair Market Value not in excess of the Taxation (defined below) determined by the applicable minimum statutory rates, and you otherwise agree to make adequate provision for any sums required to satisfy the federal, state, local and foreign tax withholding obligations of the Company or any Subsidiary that arise in connection with the exercise of your Award.

(b) Your Award will not exercised unless and until the Company and/or any Subsidiary are satisfied in their absolute discretion that either (i) you have made payment, or have made arrangements satisfactory to the Company and/or any Subsidiary for the payment to it of such sum as is sufficient to meet any withholding liability to Taxation in any jurisdiction which is or would be recoverable from you following exercise of your Award, and in respect of which the Company and/or any Subsidiary is liable to account in any jurisdiction; or (ii) you have entered into an agreement with the Company and/or any Subsidiary (in a form satisfactory to the Company or such Subsidiary) to ensure that such a payment is made by you including, without limitation, amounts in respect of any employers’ social security (or the local law equivalent thereof) or other forms of Taxation. Accordingly, your Award may not be exercised even though your Award is vested, and the Company shall have no obligation to make any cash payment or deliver shares of Stock in settlement of your Award as provided for herein unless such obligations are satisfied. “Taxation” shall include all forms of taxation including employees’ and employers’ social security, income tax and any other taxes of whatever nature in any jurisdiction together with any amount payable by any Subsidiary in respect of which the Subsidiary has a duty to account as a result of any laws of any jurisdiction relating to taxation.

12. PERSONAL DATA. You understand that your employer, if applicable, the Company, and/or any Subsidiaries hold certain personal information about you, including but not limited to your name, home address, telephone number, date of birth, social security or equivalent tax identification number, salary, nationality, job title, and details of your Award (collectively, the “Personal Data”). Certain Personal Data may also constitute “Sensitive Personal Data” or similar classification under applicable local law and be subject to additional restrictions on collection, processing and use of the same under such laws. Such data include but are not limited to Personal Data and any changes thereto, and other appropriate personal and financial data about you. You hereby provide express consent to the Company or any Subsidiaries to collect, hold, and process any such Personal Data and Sensitive Personal Data. You also hereby provide express consent to the Company and/or any Subsidiaries to transfer any such Personal Data and Sensitive Personal Data outside the country in which you are employed or retained. The legal persons for whom such Personal Data are intended are the Company and any broker company providing services to the Company in connection with the administration of the Plan. You have been informed of your right to access and correct your Personal Data and/or Sensitive Personal Data by applying to the Company representative identified on the Grant Notice.

13. ADDITIONAL ACKNOWLEDGEMENTS. You hereby consent and acknowledge that:

(a) Participation in the Plan is voluntary and therefore you must accept the terms and conditions of the Plan and this Award as a condition to participating in the Plan and receipt of this Award.

(b) The Plan is discretionary in nature and the Company can amend, cancel, or terminate it at any time.

(c) This Award and any other Awards under the Plan are voluntary and occasional and do not create any contractual or other right to receive future awards or other benefits in lieu of future awards, even if similar awards have been granted repeatedly in the past.

(d) All determinations with respect to any such future awards, including, but not limited to, the time or times when such awards are made, the size of such awards and performance and other conditions applied to the awards, will be at the sole discretion of the Company.

(e) The value of this Award is an extraordinary item of compensation, which is outside the scope of your employment, service contract or consulting agreement, if any. This Award shall not form part of any past, current or future entitlement to remuneration or benefits which you may have under any contract of employment with the Company nor form any part of any such contract of employment between you and the Company.

(f) This Award, and any income derived therefrom are a potential bonus payment not paid in lieu of any cash salary compensation and not part of normal or expected compensation or salary for any purposes, including, but not limited to, calculating any termination, severance, resignation, redundancy, end of service payments, bonuses, long-service awards, life or accident insurance benefits, pension or retirement benefits or similar payments.

(g) In the event of the involuntary Termination of Service, your eligibility to receive [payments or] Stock under the Award or the Plan, if any, will terminate effective as of the date that you are no longer actively employed or retained regardless of any reasonable notice period mandated under local law, except as expressly provided in this Agreement.

(h) The future value of your Award and the Stock Appreciation Rights is unknown and cannot be predicted with certainty. You do not have, and will not assert, any claim or entitlement to compensation, indemnity or damages arising from the termination of this Award or diminution in value of this Award and you irrevocably release the Company, its Subsidiaries and, if applicable, your employer, if different from the Company, from any such claim that may arise.

(i) The Plan and this Award set forth the entire understanding between you, the Company and any Subsidiary regarding the Award or any other cash payment in respect of the Stock Appreciation Rights and supersedes all prior oral and written agreements pertaining to this Award.

14. DELIVERY OF DOCUMENTS AND NOTICES. Any document relating to participating in the Plan and/or notice required or permitted hereunder shall be given in writing and shall be deemed effectively given (except to the extent that this Agreement provides for effectiveness only upon actual receipt of such notice) upon personal delivery, electronic delivery, or upon deposit in the U.S. Post Office or foreign postal service, by registered or certified mail, with postage and fees prepaid, addressed to the other party at the e-mail address, if any, provided for you by the Company or a Subsidiary or at such other address as such party may designate in writing from time to time to the other party.

(a) Description of Electronic Delivery. The Plan documents, which may include but do not necessarily include the Plan prospectus, Grant Notice, Agreement, Certificates and U.S. financial reports of the Company, may be delivered to you electronically. Such means of delivery may include but do not necessarily include the delivery of a link to a Company intranet or the internet site of a third party involved in administering the Plan, the delivery of the document via e-mail or such other delivery determined at the Committee’s discretion.

(b) Consent to Electronic Delivery. You acknowledge that you have read Section 14 of this Agreement and consent to the electronic delivery of the Plan documents, as described in Section 14 of this Agreement. You acknowledge that you may receive from the Company a paper copy of any documents delivered electronically at no cost if you contact the Company by telephone, through a postal service or electronic mail at [            ]. You further acknowledge that you will be provided with a paper copy of any documents delivered electronically if electronic delivery fails; similarly, you understand that you must provide the Company or any designated third party with a paper copy of any documents delivered electronically if electronic delivery fails. Also, you understand that your consent may be revoked or changed, including any change in the electronic mail address to which documents are delivered (if you have provided an electronic mail address), at any time by notifying the Company of such revised or revoked consent by telephone, postal service or electronic mail at [            ]. Finally, you understand that you are not required to consent to electronic delivery.

15. SECURITIES LAW COMPLIANCE. The grant of your Award and the issuance of any shares of Stock pursuant the Award shall be subject to compliance with all applicable requirements of federal, state or foreign law with respect to such securities. You may not be issued any shares of Stock pursuant to the Award if the issuance of shares of Stock would constitute a violation of any applicable federal, state or foreign securities laws or other law or regulations or the requirements of any stock exchange or market system upon which the Stock may then be listed. In addition, you may not be issued any shares of Stock pursuant to the Award unless (i) a registration statement under the Securities Act shall at the time of issuance be in effect with respect to the shares of Stock or (ii) in the opinion of legal counsel to the Company, the shares of Stock may be issued in accordance with the terms of an applicable exemption from the registration requirements of the Securities Act. YOU ARE CAUTIONED THAT THE SHARES OF STOCK MAY NOT BE ISSUED UNLESS THE FOREGOING CONDITIONS ARE SATISFIED. The inability of the Company to obtain from any regulatory body having jurisdiction the authority, if any, deemed by the Company’s legal counsel to be necessary to the lawful issuance and sale of any shares of Stock pursuant to the Award shall relieve the Company of any liability in respect of the failure to issue or sell such shares as to which such requisite authority shall not have been obtained. As a condition to the issuance of any shares of Stock pursuant to the Award, the Company may require you to satisfy any qualifications that may be necessary or appropriate, to evidence compliance with any applicable law or regulation and to make any representation or warranty with respect thereto as may be requested by the Company.

16. GOVERNING PLAN DOCUMENT. Your Award is subject to all the provisions of the Plan, the provisions of which are hereby made a part of your Award, and is further subject to all interpretations, amendments, rules and regulations, which may from time to time be promulgated and adopted pursuant to the Plan. In the event of any conflict between the provisions of your Award and those of the Plan, the provisions of the Plan shall control.